Castlight Health Announces Strategic Agreement with SAP

Castlight Health plans to integrate with the SAP® Connected Health platform and enter into distribution relationship with SAP SuccessFactors® HCM Suite; SAP makes investment in Castlight Health

San Francisco and Orlando, FL - May 18, 2016 - Castlight Health, Inc. (NYSE: CSLT), a leading health benefits platform provider, today announced plans for a strategic, multi-pronged business alliance with SAP to deliver integrated healthcare technologies aimed at helping lower healthcare costs, improve outcomes and increase benefits satisfaction. Announced at SAPPHIRE® NOW, Castlight Health plans to play a pivotal role as an early participant in the development of the SAP® Connected Health platform. Additionally, the two companies plan to enter into a distribution relationship to complement the SAP SuccessFactors® Human Capital Management (HCM) Suite with Castlight’s health benefits platform.

Finally, SAP has purchased 4.76 million shares of newly issued Class B common stock in Castlight Health, resulting in SAP holding 4.7% post-issuance of the currently-outstanding common shares of Castlight, at a price per share of $3.77, for approximately $18 million in cash. SAP also received a warrant in connection with its stock purchase, under which SAP has the right to purchase an additional 1.9 million shares of Castlight Health Class B common stock subject to certain conditions, at $4.91 per share.

“We have an aspirational goal at SAP - to help the world run better and improve people’s lives. There is no greater area where we can make a difference than people’s health. We have an incredible opportunity to engage and connect the vast healthcare ecosystem and the data it produces to enhance the quality and reduce the cost of healthcare globally,” said Dr. Werner Eberhardt, general manager of personalized medicine, SAP. “Castlight’s established market leadership in the health benefits space creates a logical partnership between our solutions, and we are excited to partner with them strategically and as an investor.”

“Castlight is very honored to work with SAP as they build and grow the network around SAP Connected Health. There is tremendous synergy between Castlight and SAP’s vision for connected health as well as its existing and market-leading HCM suite,” said Giovanni Colella, M.D., co-founder and chief executive officer at Castlight Health. “We believe that this is a tremendous opportunity; our two companies have significant potential to improve outcomes, lower healthcare costs, and increase benefits satisfaction.”

SAP and Castlight expect to work with early customer pilots of this business alliance later this year.

About Castlight Health
Our mission is to empower people to make the best choices for their health and to help companies make the most of their health benefits. We offer a health benefits platform that engages employees to make better healthcare decisions and can guide them to the right program, care, and provider. The platform also enables benefit leaders to communicate and measure their programs while driving employee engagement with targeted, relevant communications. Castlight has partnered with enterprise customers, spanning millions of lives, to improve healthcare outcomes, lower costs, and increase benefits satisfaction.

For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook.

Castlight Media Contact:
Jim Rivas
press@castlighthealth.com
415-829-1568

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to Castlight are intended to identify such forward-looking statements. Castlight undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect Castlight’s future financial results are discussed more fully in Castlight’s filings with the U.S. Securities and Exchange Commission (“SEC”), including Castlight’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Copyright 2016 Castlight Health, Inc.  Castlight Health® is the registered trademark of Castlight Health, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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